Exhibit 99.1

Contact:

Noam Saxonhouse, Investor Relations

703.526.5093

David Douglass, Corporate Communications

703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION REPORTS SECOND QUARTER RESULTS

Arlington, Va., August 3, 2004 — The Mills Corporation (NYSE: MLS), a leading developer and operator of innovative retail and entertainment destinations, delivered strong operating results for the quarter ended June 30, 2004.  Results were driven by improved operating metrics at the Company’s growing portfolio of Mills Landmark Centers, 21st Century Retail and Entertainment Centers and International Retail and Entertainment Center.

Financial Results

•                  Earnings per diluted common share for the quarter ended June 30, 2004 fell 69.6% to $0.21 as compared to $0.69 for the same period a year ago.  The decrease in earnings per diluted common share for the quarter was primarily due to a foreign currency exchange loss of $0.04 per share in the second quarter of 2004 versus a foreign currency exchange gain of $0.36 per diluted share in the same period in 2003.

•                  Earnings per diluted common share for the six months ended June 30, 2004 decreased 21.5% to $0.84 per diluted share from $1.07 per diluted share for the six months ended June 30, 2003.  This decrease was due to a foreign currency exchange loss of $0.12 per diluted share in the first six months of 2004 versus a foreign currency exchange gain of $0.38 per diluted share in the first six months of 2003.

•                  Funds from operations (FFO) per diluted share for the quarter increased 12.2% to $0.92 from $0.82 in the same period a year ago.

•                  FFO per diluted share for the six months ended June 30, 2004 increased 10.6% to $1.77 versus $1.60 in the same period a year ago.

FFO growth for the quarter was driven by increases in comparable center net operating income (NOI), acquisitions and recently opened centers.  FFO during the quarter included the recognition of $11.4 million of income from minority interest in consolidated joint ventures.  This income was primarily related to fee and interest income resulting from the Meadowlands Xanadu development project.

FFO is a standard measure of operating performance for REITs.  A reconciliation of net income available to common shareholders to FFO is provided in the supplemental financial data section of this press release.  Net income available to common stockholders is the most directly comparable GAAP number to FFO.

Operating Statistics

Operating statistics for our projects were as follows:

•                  For the six months ended June 30, 2004, stabilized comparable property NOI increased 3.5% versus the prior year period.  Stabilized comparable property NOI increased 2.3% for the three months ended June 30, 2004 versus the year earlier period. Excluding the impact of a $1.8 million decrease in termination fees, comparable property NOI would have grown by 4.7% during the second quarter.

•                  Total reported gross tenant sales for the six months ended June 30, 2004 increased approximately 9.0% to $3.13 billion as compared to $2.87 billion in the first six months of 2003.

•                  For the six months ended June 30, 2004, comparable same-space sales for in-line tenants increased 5.2% versus the same period last year.

•                  For the twelve months ended June 30, 2004, gross in-line tenant reported sales per square foot for comparable centers increased 5.7% to $351 versus $332 for the 12 months ended June 30, 2003.

•                  For the twelve months ended June 30, 2004, gross in-line tenant reported sales per square foot for the entire portfolio increased 4.8% to $348 from $332 in the year earlier period.

•                  The average initial base rent for in-line store spaces opened during the first six months of 2004 was $30.01 per square foot, which was 10.5% higher than rents for tenants who closed or whose leases expired.

•                  Stabilized comparable property occupancy was 94.6% on June 30, 2004 versus 94.0% on June 30, 2003.  Total portfolio occupancy as of June 30, 2004 was 92.5% versus 93.2% as of June 30, 2003.  The decline in total portfolio occupancy is largely attributable to below average occupancy at Del Amo.  This center was recently acquired and is currently being repositioned for future growth.

Laurence C. Siegel, Chairman and CEO of The Mills Corporation, said, “Demand for space in our centers continues to be robust due to the sales productivity that tenants experience at our properties.  Our leasing team not only increased the occupancy at our comparable centers during the quarter but they also accelerated the pace of leasing at our development properties, raising the preleased percentage for Cincinnati Mills to 89.3% and Vaughan Mills, which opens in November, to 83.7%.  We anticipate strong openings for all of the developments in our pipeline.”

About The Mills Corporation

The Mills Corporation (“TMC”) is a fully integrated, self-managed real estate investment trust (REIT) based in Arlington, VA that owns, develops, leases, manages and markets a portfolio of 27 retail and entertainment destination centers totaling approximately 34 million square feet. TMC conducts all of its business through The Mills Limited Partnership (“Mills LP”) and its various subsidiaries. Together TMC and Mills LP are referred to as the “Company” herein.  Currently, the Company has eight projects under construction or development around the world.  The Company’s Internet address is www.themills.com.

Supplemental Materials

SEC Filings (Forms 10-Q, 10-K and 10) and supplemental information packages (Form 8-K) are available at www.themills.com or may be requested in e-mail or hard copy formats by contacting Noam Saxonhouse, Investor Relations, The Mills Corporation, 1300 Wilson Blvd., Arlington, VA 22209 or via e-mail at Noam.Saxonhouse@themills.com. The second quarter 2004 supplemental information package will be available on TMC’s website at 7:00 am on August 3, 2004.

TMC will provide an online simulcast of its second quarter 2004 conference call at www.themills.com. To listen to the live call, please go to TMC’s website at least fifteen minutes prior to the call to register, download and install any necessary audio software. The call will begin at 11:00 a.m. ET Tuesday, August 3, 2004. An online replay will be available for approximately 90 days at www.themills.com.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used within the text of this release, are defined and further explained in our 8-K on Attachment 1.

•        Funds from Operations (FFO)

•        Net Operating Income (NOI) - Operating income is the most directly comparable GAAP number to NOI.

•        Comparable properties

Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation and The Mills Limited Partnership believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they can give no assurance that their expectations will be attained and it is possible that its actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation and The Mills Limited Partnership undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. The reader is directed to The Mills Corporation’s and The Mills Limited Partnership’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, report on Form 10 and annual report on Form 10-K for a discussion of such risks and uncertainties.

# # #

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP
SUPPLEMENTAL FINANCIAL DATA

(Unaudited, in thousands, except per share and unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Statements of Income Data:
Revenues:
Minimum rent	$60,517	$46,323	$118,793	$88,564
Percentage rent	1,087	196	1,636	243
Recoveries from tenants	26,369	22,998	53,523	44,552
Other property revenue	3,770	7,590	8,926	11,530
Management fees	3,836	3,238	7,690	6,331
Other fee income	—	1,432	139	2,280

Total operating revenues	95,579	81,777	190,707	153,500

Expenses:
Recoverable from tenants	23,948	19,443	47,921	38,250
Other operating expenses	3,639	3,515	7,493	5,108
General and administrative	9,405	4,802	16,814	9,136
Depreciation and amortization	28,897	17,013	56,045	33,643

Total operating expenses	65,889	44,773	128,273	86,137

Operating income	29,690	37,004	62,434	67,363
Other income (expense):
Interest expense	(20,971)	(16,720)	(41,897)	(30,192)
Foreign currency exchange (losses) gains	(2,388)	20,821	(7,419)	23,080
Other, net	(963)	1,867	1,988	4,252

Income before joint venture operations and minority interest in Mills LP	5,368	42,972	15,106	64,503

Equity in earnings of unconsolidated joint ventures	5,897	5,697	11,467	10,964
Minority interest in consolidated joint ventures	11,364	—	11,364	—
Gain on sale of joint venture interest	—	—	35,193	—

Mills LP net income	22,629	48,669	73,130	75,467
Minority interest in Mills LP net income, including Series D preferred unit distributions	(1,770)	(11,493)	(10,574)	(17,610)

TMC net income	20,859	37,176	62,556	57,857
Preferred stock dividends	(9,061)	(6,616)	(18,122)	(10,994)

Income available to TMC common stockholders	11,798	30,560	44,434	46,863
Add minority interest reflected as common equity in Mills LP	1,551	11,260	10,136	17,377

Income available to Mills LP common unit holders	$13,349	$41,820	$54,570	$64,240

Earnings per Common Share and Unit:
Basic:
TMC earnings per common share	$0.21	$0.70	$0.86	$1.08
Mills LP earnings per common unit	$0.21	$0.70	$0.86	$1.08

Diluted:
TMC earnings per common share	$0.21	$0.69	$0.84	$1.07
Mills LP earnings per common unit	$0.21	$0.69	$0.84	$1.07

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Mills LP Funds From Operations (“FFO”):
Mills LP Net Income	$22,629	$48,669	$73,130	$75,467
Add:
Depreciation and amortization	26,978	16,162	53,173	32,233
Equity in depreciation and amortization	16,834	12,536	34,323	24,043
Foreign currency exchange losses (gains)	2,388	(20,821)	7,419	(23,080)
Deduct:
Gain on sale of joint venture interest	—	—	(35,193)	—
Equity in foreign currency exchange losses (gains)	173	326	92	(1,284)

FFO	69,002	56,872	132,944	107,379
Less preferred unit distributions	(9,280)	(6,849)	(18,560)	(11,227)

FFO available to Mills LP common unit holders	$59,722	$50,023	$114,384	$96,152

Mills LP FFO per Common Unit (Basic):
Mills LP Net Income	$0.35	$0.81	$1.14	$1.27
Add:
Depreciation and amortization	0.42	0.27	0.83	0.54
Equity in depreciation and amortization	0.26	0.21	0.54	0.41
Foreign currency exchange losses (gains)	0.04	(0.35)	0.12	(0.39)
Deduct:
Gain on sale of joint venture interest	—	—	(0.55)	—
Equity in foreign currency exchange losses (gains)	—	0.01	—	(0.02)
Preferred unit distributions	(0.14)	(0.11)	(0.29)	(0.19)

Mills LP FFO per common unit	$0.93	$0.84	$1.79	$1.62

Mills LP FFO per Common Unit (Diluted):
Mills LP Net Income	$0.35	$0.80	$1.13	$1.25
Add:
Depreciation and amortization	0.41	0.27	0.82	0.54
Equity in depreciation and amortization	0.26	0.21	0.53	0.40
Foreign currency exchange losses (gains)	0.04	(0.36)	0.12	(0.38)
Deduct:
Gain on sale of joint venture interest	—	—	(0.54)	—
Equity in foreign currency exchange losses (gains)	—	0.01	—	(0.02)
Preferred unit distributions	(0.14)	(0.11)	(0.29)	(0.19)

Mills LP FFO per common unit	$0.92	$0.82	$1.77	$1.60

Weighted Average Number of Common Shares and Units Outstanding:
Basic:
Weighted average common shares	53,489	43,562	51,907	43,171
Weighted average common units	63,972	59,774	63,806	59,389
Diluted:
Weighted average common shares	54,332	44,441	52,815	43,896
Weighted average common units	64,815	60,653	64,713	60,204

THE MILLS CORPORATION

THE MILLS LIMITED PARTNERSHIP

SUPPLEMENTAL FINANCIAL DATA

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net Operating Income (“NOI”):
Consolidated (TMC and Mills LP):
Operating income	$29,690	$37,004	$62,434	$67,363
Add:
General and administration	9,405	4,802	16,814	9,136
Depreciation and amortization	28,897	17,013	56,045	33,643
Deduct:
Management and other fee income	(3,836)	(4,670)	(7,829)	(8,611)
Consolidated NOI	$64,156	$54,149	$127,464	$101,531
Unconsolidated Joint Ventures:
Operating income	$40,842	$34,242	$79,652	$59,935
Add:
Management fees (operating expenses)	3,627	2,900	7,506	5,355
Depreciation and amortization	33,614	25,931	68,353	50,080
Combined NOI	$78,083	$63,073	$155,511	$115,370